UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin Street, Suite

3100, Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

Prior to the filing of the proxy statement naming candidates for directors to be elected at the 2015 Annual Meeting of Stockholders held on April 29, 2015 (the “Annual Meeting”) of MRC Global Inc. (the “Company”), one of the Company’s directors informed the Company’s board of directors (the “Board”) that he would not stand for reelection. As a result, the Board approved the reduction of the size of the Board from ten to nine members effective with the election of directors at the Annual Meeting.

After an extensive search process, on April 29, 2015, immediately following the Annual Meeting, the Board increased the size of the Board to ten directors and elected Ms. Barbara J. Duganier as a director to fill the newly created vacancy. The Company issued a press release on April 29, 2015 to announce that the Board elected Barbara J. Duganier to the Board, effective immediately. Ms. Duganier, age 56, serves as a director of the general partner of Buckeye Partners, L.P., a midstream company that primarily transports, stores and markets liquid petroleum products. Ms. Duganier will serve on the Audit Committee of the Board.

Ms. Duganier will receive the same compensation as other non-employee MRC Global directors as described in the MRC Global 2015 Proxy Statement under “Non-Employee Director compensation”.

There is no arrangement or understanding between Ms. Duganier and any other persons pursuant to which she was selected as a director. Ms. Duganier has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Duganier and the Company have entered into the Company’s standard director indemnification agreement, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their Board service, subject to the terms and conditions provided in the agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated April 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2015

MRC GLOBAL INC.

By:	/s/ James E. Braun
James E. Braun
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated April 29, 2015